Exhibit 99.1

Cirrus Logic to Move Motor Control IC Team to Austin Headquarters

AUSTIN, Texas--(BUSINESS WIRE)--November 7, 2012--Cirrus Logic Inc. (Nasdaq: CRUS), a leader in high-precision analog and digital signal processing components, announced today that it is moving its motor control IC team to its headquarters in Austin, Texas from Tucson, Ariz. The company employed approximately 45 employees at the company’s facility in Tucson. Approximately 20 Tucson-based employees were extended offers to remain with the company in Austin, and approximately 25 employees are no longer with the company.

“The decision to close our Tucson office is not one we made lightly as it disrupts the lives of our hard-working employees,” said Jason Rhode, president and chief executive officer. “However, our energy control initiative, including motor control, is extremely important to the company and having this product development team based in our Austin headquarters will strengthen our focus and maximize our product development efficiency.”

The company expects to be vacated from its Tucson facility by Dec. 31, 2012.

Cirrus Logic, Inc.

Cirrus Logic develops high-precision, analog and mixed-signal integrated circuits for a broad range of innovative customers. Building on its diverse analog and signal-processing patent portfolio, Cirrus Logic delivers highly optimized products for a variety of audio and energy-related applications. The company operates from headquarters in Austin, Texas, with offices in Europe, Japan and Asia. More information about Cirrus Logic is available at the company’s website.

Cirrus Logic and Cirrus are trademarks of Cirrus Logic Inc. All other product names noted herein may be trademarks of their respective holders.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this release contain forward-looking statements, including the Company’s anticipated timing of the closure of its Tucson, Arizona design center. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties that could cause actual results to differ materially. Such risks and uncertainties include, but are not limited to, the ability to achieve efficiencies through consolidation and the timing of the Company’s design center closure. Additional information regarding these and other risk factors are listed in our Form 10-K for the year ended March 31, 2012, and in our other filings with the Securities and Exchange Commission, which are available at www.sec.gov.

CRUS-F

CONTACT:
Cirrus Logic, Inc.
Bill Schnell, 512-851-4084
Public Relations Manager
bill.schnell@cirrus.com